Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DOMUS HOLDINGS CORP.

Domus Holdings Corp. is a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 14, 2006. This Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate of Incorporation, as amended, in its entirety, was duly adopted by the board of directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) to read as follows:

ARTICLE I

The name of the Corporation is:

Domus Holdings Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, State of Delaware, 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the GCL.

ARTICLE IV

Section 1. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 4,500,000,000 shares, of which the Corporation shall have authority to issue 4,200,000,000 shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), 250,000,000 shares of Class B Common Stock, $0.01 par value (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”). Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and changed into one (1) share of validly issued, fully paid, and non-assessable Class B Common Stock authorized by this Section 1 of Article IV of this Amended and Restated Certificate of Incorporation (totaling 200,430,906 shares of Class B Common Stock) (the “Reclassification”). Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Class B Common Stock, into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.

Section 2. Authorized Stock. The Corporation may from time to time in accordance with the laws of the State of Delaware increase or decrease the authorized amount of any class or classes of Common Stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares having a majority of the votes entitled to be cast in respect of all outstanding shares of capital stock of the Corporation entitled to vote on matters presented to the stockholders of the Corporation for their action and consideration generally, voting as a single class irrespective of the class vote requirements set forth in Section 242(b)(2) of the GCL.

Section 3. Preferred Shares. The Board of Directors of the Corporation (the “Board”) is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Section 4. Voting. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each such share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation, and each holder of record of Class B Common Stock on the relevant record date shall be entitled to cast five (5) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to Section 4 and to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation (the “By-Laws”), or upon which a vote of stockholders is otherwise duly called for by the Corporation.

Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

Section 5. Dividends; Stock Splits. Subject to the rights of the holders of shares of any series of Preferred Stock, that may from time to time come into existence, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefore. If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities or options or warrants to purchase shares of Common Stock or other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities) is paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If at any time a dividend or other distribution payable in shares of Common Stock or options or warrants to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock is paid on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock

(except that the voting securities paid on the Class B Common Stock may have five (5) times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

Section 6. Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

Section 7. Transfers.

(a) Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 7(b) of this Article IV, in the event of any transfer of shares of Class B Common Stock by Apollo Investment Fund VI, L.P., Domus Co-Investment Holdings LLC, Domus Investment Holdings LLC or any of their Affiliates (or any subsequent transferee thereof) and any holder employed by, or serving as consultants or directors to, the Corporation or any of its subsidiaries (hereinafter called a “Class B Holder”) to a person that is not an Affiliate of such Class B Holder, each share of Class B Common Stock transferred shall be deemed, without further act on the part of the holder thereof or the Corporation, to be converted into one share of Class A Common Stock, and stock certificates formerly representing each share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms hereof, except that any such conversion contemplated in this Section 7(a) of Class B Common Stock into Class A Common Stock shall not occur and such transfer shall be permitted if any holder employed by, or serving as consultants or directors to, the Corporation or any of its subsidiaries transferred its Class B Common Stock to (i) (1) a guardian of the estate of the Class B Holder, (2) an inter-vivos trust primarily for the benefit of such Class B Holder, (3) an inter-vivos trust whose primary beneficiary is one or more of such Class B Holder’s lineal descendants (including lineal descendants by adoption), or (4) the spouse of such Class B Holder during marriage and not incident to divorce, (ii) to a Class B Holder by (1) a guardian of the estate of such Class B Holder, (2) an inter-vivos trust whose primary beneficiary is such Class B Holder or one or more of such Class B Holder’s lineal descendants (including lineal descendants by adoption), (3) the spouse of such Class B Holder during marriage and not incident to divorce, or (4) such Class B Holder’s lineal descendants, (iii) with the Corporation’s consent, by a Class B Holder to a qualified retirement plan sponsored by the Class B Holder (including with respect to a qualified retirement plan to participants, alternate payees and beneficiaries to the extent required by law and the provisions of such plan), or (iv) to a trust, to any successor trust or successor trustee established for the exclusive benefit of a Class B Holder or any other person referred to in clauses (i) or (ii) above. In connection with any transfer of shares of Class B Common Stock by any Class B Holder that shall not result in a deemed conversion of such shares as provided in this Section 7(a) of Article IV, such Class B Holder shall provide the Corporation with affidavits or other proof as the Corporation may reasonably request to establish that such proposed transferee is an Affiliate of such Class B Holder.

(b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Class B Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for any indebtedness or other obligation of any person; provided that, even if such shares are registered in the name of the pledgee or its nominee (which registration is hereby expressly permitted and shall not be considered a transfer hereunder), such shares shall remain subject to the provisions of this Article IV. In the event that such pledged shares of Class B Common Stock (the “Pledged Stock”) are foreclosed upon, each share of such Pledged Stock shall be deemed, without further act on the part of the holder thereof or the Corporation, to be converted into one share of Class A Common Stock, and stock certificates formerly representing one share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class

B Common Stock could be converted pursuant to the terms hereof upon the earlier of (i) if the pledgor is contesting the foreclosure on such shares of Pledged Stock, 30 days after the date on which the foreclosure on such Pledged Stock becomes final and non-appealable or (ii) if the pledgor is not contesting the foreclosure on such shares of Pledged Stock, 30 days after the date on which such Pledged Stock is foreclosed upon; provided that the Pledged Stock shall not be automatically converted as provided in this subparagraph as a result of such foreclosure if, prior to expiration of either such 30-day period, the Pledged Stock shall be transferred by the pledgee or the purchaser in such foreclosure to a Class B Holder or one or more Affiliates of a Class B Holder.

Section 8. Conversion.

(a) (i) Upon conversion by Apollo Global Management LLC or any of its Affiliates (which shall not include the Corporation or any of its Subsidiaries, the “Apollo Entities”) of all of the 11.00% Series A Convertible Notes due 2018 (the “Series A Convertible Notes”), 11.00% Series B Convertible Notes due 2018 (the “Series B Convertible Notes”) and 11.00% Series C Convertible Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “Convertible Notes”) of Realogy Corporation issued to the Apollo Entities as of, or substantially concurrent with, the Effective Time, then, without further act on the part of the holder thereof or the Corporation each share of Class B Common Stock outstanding shall be automatically converted into one validly issued, fully paid and non assessable share of Class A Common Stock, and the stock certificates formerly representing each share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common

Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms hereof. In the event shares of Class B Common Stock have been automatically converted into shares of Class A Common Stock pursuant to this Section 8(a)(i) of this Article IV, the Corporation shall provide written notice to the holders of record of shares of Class B Common Stock, or shall make a public announcement, stating that the shares of Class B Common Stock have been converted into shares of Class A Common Stock.

(ii) Subject to the immediately following sentence, upon the occurrence of an underwritten public offering of Class A Common Stock by the Corporation or any selling securityholders pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than (A) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (B) a registration incidental to an issuance of securities under Rule 144A, (C) a registration on Form S-4 or any successor form, or (D) a registration on Form S-8 or any successor form) under the Securities Act of 1933, as amended, pursuant to which the aggregate offering price of the common stock by Corporation and/or other selling securityholders sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and the listing of the Corporation Class A Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange or any successor exchange to the foregoing, then, each share of Class B Common Stock outstanding shall be automatically converted into one validly issued, fully paid and non assessable share of Class A Common Stock, and the stock certificates formerly representing each share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms hereof. Notwithstanding the foregoing, in the event that any conversion contemplated in this Section 8(a)(ii) of Class B Common Stock into Class A Common Stock would result in a change of control of Realogy Corporation as defined under Realogy Corporation’s credit agreement or any other debt arrangements to which Realogy Corporation is a party (a “Change of Control”), such conversion shall not thereupon take place and shall take place only at such time as such conversion would not result in a Change of Control.

Subject to the terms of this section 8(a), any event set forth in Section 8(a)(i) and (ii) of this Article IV pursuant to which shares of Class B Common Stock have been automatically converted into shares of Class A Common Stock are hereinafter referred to as an “Event of Automatic Conversion.” Conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected at the time the Event of Automatic Conversion occurred (such time being the “Conversion Time”). The person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at and as of the Conversion Time, and the rights of such person as a holder of shares of Class B Common Stock with respect to the shares of Class B Common Stock that have been converted, shall cease and terminate at and as of the Conversion Time.

(b) Each share of Class B Common Stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and non-assessable share of Class A Common Stock at any time. At the time of a voluntary conversion, the record holder of shares of Class B Common Stock shall deliver to the principal office of the Corporation or any transfer agent for shares of the Class A Common Stock (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation specifying the number of shares of Class B Common Stock to be converted into shares of Class A Common Stock and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Class A Common Stock issuable upon such conversion are to be issued and including instructions for the delivery thereof. Conversion shall be deemed to have been effected at the time when delivery is made to the Corporation of both such written notice and the certificate or certificates representing the shares of Class B Common Stock to be converted or such later time as may be specified in such written notice, and as of such time each person named in such written notice as the person to whom a certificate representing shares of Class A Common Stock is to be issued shall be deemed to be the holder of record of the number of shares of Class A Common Stock to be evidenced by that certificate. Delivery of such certificates and such written notice shall obligate the Corporation to issue such shares of Class A Common Stock, and thereupon the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such record holder of shares of Class A Common Stock a certificate or certificates representing the number of shares of Class A Common Stock to which such record holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of such record holder.

Section 9. Unconverted Shares; Notice Required. In the event of the conversion of less than all of the shares of Class B Common Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this Article IV, the Corporation shall execute and deliver to or upon the written order of the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

Section 10. Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all of the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges. The Corporation shall take all action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the shares of Class A Common Stock are or may be listed, or of any inter-dealer quotation system of a registered national securities association upon which the shares of Class A Common Stock are or may be listed.

Section 11. Power to Sell and Purchase Shares. Subject to applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 12. Rights Otherwise Identical. Except as expressly set forth herein or in any agreement between the Corporation and any holder of Convertible Notes, convertible at any time at the option of the holder thereof into Class A Common Stock, the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

Section 13. Certain Definitions. For purposes of this Article IV:

The term “Affiliate” shall mean

(a) in the case of a Class B Holder that is not an individual, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or such Class B Holder, as applicable; and

(b) in the case of an individual:

(i) any member of the immediate family of a Class B Holder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such Class B Holder or one or more members of such immediate family and/or such Class B Holder’s lineal descendants; and

(ii) the legal representative or guardian of such Class B Holder or of any such immediate family member in the event such Class B Holder or any such immediate family member becomes mentally incompetent; and

(iii) any person controlling, controlled by or under common control with a Class B Holder.

The term “beneficial ownership” (including, with a correlative meaning, the term “beneficially own”) shall have the meaning assigned such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

Unless otherwise specified, the term “person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

The term “transfer” means any direct or indirect transfer (including, by sale, assignment, gift, bequest, appointment or otherwise), and shall also include, with respect to any Class B Holder, any direct or indirect change in control of such person.

The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

Subject to the last sentence of Article IX, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the

Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Clamant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

ARTICLE IX

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided, that the fact that person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the board of directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Management VII, L.P. (collectively, “Apollo”) and (y) Apollo and its affiliates, may, and shall have no duty not to, in each case on behalf of Apollo or its affiliates (the persons and entities in clauses (x) and (y), each a “Covered Apollo Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the GCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of Apollo or its affiliates, and waives any claim against a Covered Apollo Person and shall indemnify a Covered

Apollo Person against any claim that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Apollo Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Apollo Person, in his or her Apollo-related capacity, or Apollo or its affiliates and (y) the Corporation, the Covered Apollo Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the GCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim, that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Apollo Person (1) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Apollo Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

This Article IX may not be amended, modified or repealed without the prior written consent of Apollo.

ARTICLE X

Unless the Corporation (through approval of the Board) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to consented to the provisions of this Article X.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this 5th day of January, 2011.

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull

Name:	Anthony E. Hull
Title:	EVP, CFO & Treasurer

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